Wells Fargo Bank, National Association
Wells Fargo Securities, LLC
550 South Tryon Street
Charlotte, North Carolina 28202

CONFIDENTIAL
April 1, 2019
Washington Real Estate Investment Trust
1775 Eye Street NW, Suite 1000
Washington, DC 20006
Attention:    Stephen E. Riffee
Executive Vice President and Chief Financial Officer

Re:    Commitment Letter
$450 Million Senior Unsecured Term Loan

Ladies and Gentlemen:
You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities”), PNC Bank, National Association (“PNC Bank”), U.S. Bank National Association (“US Bank”), KeyBank National Association (“KeyBank”), and Capital One, National Association (“Capital One” and, collectively with Wells Fargo Bank, Wells Fargo Securities, PNC Bank, US Bank and KeyBank, the “Commitment Parties” or “we” or “us”) that Washington Real Estate Investment Trust (the “Borrower” or “you”) seeks a senior unsecured term loan (the “Term Facility”) to, in part, (i) fund a portion of the purchase price for the proposed acquisition (the “Acquisition”) of up to seven multifamily assets located in Maryland and Virginia with approximately 2100 units (each, an “Acquired Asset” and collectively, the “Acquired Assets”) pursuant to the Agreement of Sale dated as of the date hereof by and among Barton’s Crossing LP, Magazine Carlyle Station LP, Magazine Fox Run LP, Magazine Glen LP, Magazine Lionsgate LP, Magazine Village At McNair Farms LP, and Magazine Watkins Station LP, each, a Delaware limited partnership (collectively the “Sellers”) and the Borrower or a subsidiary of the Borrower (including all schedules and exhibits thereto, the “Acquisition Agreement”), (ii) to repay (the “Repayment”) certain outstanding loans under the Existing Credit Agreement (as defined in the Summary of Terms and Conditions attached hereto as Annex A (the “Term Sheet”) and (iii) pay fees, commissions and expenses in connection with the Transactions (as defined below).
As used herein, the term “Transactions” means, collectively, the Acquisition, the borrowings under the Term Facility, the Repayment and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is referred to as the “Commitment Letter”. The date of consummation of the Acquisition is referred to as the “Closing Date”. Capitalized terms not otherwise defined in the body of this Commitment Letter and that are defined in the Term Sheet, have the respective meanings given them in the Term Sheet.
1.Commitments. You have requested that each of Wells Fargo Bank, PNC Bank, US Bank, KeyBank and Capital One (in such capacity, each of Wells Fargo Bank, PNC Bank, US Bank, KeyBank and Capital One, individually a “Lead Lender” and collectively, the “Lead Lenders”) commit to provide a portion of the Term Facility. Upon the terms and subject to the conditions set forth in this Commitment Letter:
(i)    Wells Fargo Bank is pleased to advise you of its commitment (the “Wells Fargo Commitment”) to provide to the Borrower $180 million of the principal amount of the Term Facility;
(ii)     PNC Bank is pleased to advise you of its commitment (the “PNC Commitment”) to provide to the Borrower $90 million of the principal amount of the Term Facility;
(iii)    US Bank is pleased to advise you of its commitment (the “US Bank Commitment”) to provide to the Borrower $90 million of the principal amount of the Term Facility;
(iv)    KeyBank is pleased to advise you of its commitment (the “KeyBank Commitment”) to provide to the Borrower $45 million of the principal amount of the Term Facility; and
(v) Capital One is pleased to advise you of its commitment (the “Capital One Commitment” and, together with the Wells Fargo Commitment, the PNC Commitment, the US Bank Commitment and the KeyBank Commitment, each a “Commitment” and collectively the “Commitments”) to provide to the Borrower $45 million of the principal amount of the Term Facility;
The Commitments of the Lead Lenders are several and not joint and several, and a Lead Lender shall not have any liability for the failure of the other Lead Lender to provide its respective Commitment.
2.    Titles and Roles. Wells Fargo Securities, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”) in arranging and syndicating the Term Facility. Wells Fargo Bank will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Term Facility. PNC Bank and US Bank will act as co-documentation agents for the Term Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)) unless you and we shall agree in writing. Wells Fargo Securities will have “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Term Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Term Facility. No other agent, co-agent, arranger or bookrunner, will have rights in respect of the management of the syndication of the Term Facility unless otherwise agreed among Wells Fargo Bank, Wells Fargo Securities and the Borrower.
3.    Conditions to Commitments. The Commitments of the Lead Lenders in respect of the Term Facility and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex.
4.    Syndication.

(a)    Lead Arranger may continue to further syndicate the Term Facility after your acceptance of the terms of this Commitment Letter and the Fee Letter from a syndicate of banks, financial institutions and other entities (such banks, financial institutions and other entities committing to the Term Facility, including the Lead Lenders, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter. The respective Commitments of the Lead Lenders shall be reduced dollar-for-dollar and on a pro rata basis as and when corresponding commitments are received from the other Lenders in respect of the Facility pursuant to an amendment or an amendment and restatement of, or customary joinder to, this Commitment Letter (any such amendment, amendment and restatement or joinder, a “Joinder”) or pursuant to the Financing Documentation, whichever is earlier. The parties agree to cooperate in good faith to negotiate, execute and deliver Joinders promptly upon prospective Lenders having been identified in accordance with the last paragraph of this Section 4. With respect to any syndication, assignment or participation other than through a Joinder or pursuant to the Financing Documentation, no Lead Lender shall be relieved, released or novated from its obligations hereunder until the earlier of the Closing Date and the termination of this Commitment Letter pursuant to Section 10(b) hereof (but without limiting the Borrower’s acceptance of and obligation to execute and deliver Joinders as set forth in the preceding sentence).
(b)    You agree to assist us actively in achieving a syndication of the Term Facility that is reasonably satisfactory to us and you. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and non-legal advisors to (i) provide promptly to the Commitment Parties and the other Lenders upon request all information reasonably deemed necessary by the Lead Arranger to assist the Lead Arranger and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make senior management of the Borrower available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arranger, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arranger in the preparation of one or more confidential information memoranda and other marketing materials to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Borrower, and (vi) ensure that, prior to the completion of a successful syndication of the Term Facility or termination of expiration of this Commitment Letter in accordance with its terms, neither the Borrower nor any of its subsidiaries shall have solicited, initiated, entertained or permitted, or entered into any discussions with any other bank, investment bank, financial institution, person or entity in respect of any structuring, arranging, underwriting, offering, placing, or syndicating of, or announced, offered, arranged, syndicated or issued, any commercial bank or other bank credit facilities (excluding any property level mortgage financing, non-recourse financing, or senior or subordinated debt securities) that the Lead Arranger reasonably believes could compete with the syndication of, or could impair the successful syndication of, the Term Facility, in each case, without the prior written consent of the Lead Arranger.
(c)    The Lead Arranger and/or one or more of its affiliates will, in consultation with you, exclusively manage all aspects of the syndication of the Term Facility, including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. The final selection of any additional Lenders (other than the Lead Lenders) and final allocation of commitments in respect of the Term Facility (if other than as set forth herein with respect to the Commitments) will be subject to your approval which approval shall not be unreasonably withheld or delayed. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Term Facility and in no event shall the successful completion of the syndication of the Term Facility constitute a condition to the availability of the Term Facility on the Closing Date.
5.    Information.
(a)    You represent, warrant and covenant that (i) all information (other than the Projections, as defined below, other forward looking information and information of a general economic or general industry nature) concerning the Borrower and its subsidiaries, the Acquisition, the Acquired Assets, and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, is, and in the case of Information made available after the date hereof, will be complete and correct in all material respects and does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) all financial projections concerning the Borrower and its subsidiaries and the Acquired Assets, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the other Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that actual results may vary materially from the Projections. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and Projections so that such representations and warranties are correct in all respects under those circumstances. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. The accuracy of the foregoing representations and warranties, whether or not cured or supplemented, shall not be a condition to the funding of the Commitments on the Closing Date by any of the Lead Lenders hereunder unless the inaccuracy results in an express condition hereunder otherwise not being satisfied on the Closing Date (including the failure of the Specified Acquisition Agreement Representations or Specified Representations to be true and correct).
(b)    You acknowledge that (i) the Commitment Parties on your behalf will make available the Information, Projections and other marketing materials and presentations, including confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online, IntraLinks or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Sellers or their respective subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”)). At the request of the Lead Arranger, (A) you will assist, and cause your affiliates and advisors to assist, the Lead Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Term Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”) and (B) you will identify and conspicuously mark any Public Informational Materials as “PUBLIC”, it being understood that all Informational Materials not identified by you as “PUBLIC” or not included in public filings made by you or any of your subsidiaries with the Securities and Exchange Commission shall be deemed to be “PRIVATE AND CONFIDENTIAL” unless you otherwise advise the Lead Arranger. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the

Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (x) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (y) notifications of changes to the Term Facility’s terms and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Term Sheet and the Financing Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein in accordance with the requirements of Section 5(a) hereof and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom.
6.    Indemnification. You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Financing Documentation and the closing of the Transactions) or (ii) the use or the contemplated use of the proceeds of the Term Facility, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees, expenses and charges) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own bad faith, gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) any dispute solely among Indemnified Parties, other than any claims against any Commitment Party in its respective capacity or in fulfilling its role as an administrative agent or arranger or any other agent or any similar role hereunder or under the Term Facility. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, any Seller, your or any of their equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own bad faith, gross negligence or willful misconduct. No Indemnified Party will be liable to you, your affiliates or any other person for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Financing Documentation or any other element of the Transactions. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent such liability is determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own bad faith, gross negligence or willful misconduct. You shall not, without the prior written consent of each Indemnified Party affected thereby

(which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (c) requires no action on the part of such Indemnified Party other than its consent.
7.    Fees and Expenses. As consideration for the Commitments of the Lead Lenders in respect of the Term Facility and undertakings of the Commitment Parties hereunder, you agree to pay or to cause to be paid the nonrefundable fees described in that certain fee letter dated as of the date hereof by and among the parties hereto and a separate agency fee letter by and among Wells Fargo Bank, Wells Fargo Securities and you (together, the “Fee Letter”) on the terms and subject to the conditions set forth therein. You also agree to reimburse the Lead Arranger and its affiliates, from time to time on demand for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket legal fees and expenses and due diligence expenses) of the Lead Arranger and its affiliates and all reasonable printing, reproduction, document delivery, travel, CUSIP, IntraLinks, SyndTrak and communication costs incurred in connection with the syndication and execution of the Term Facility and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Financing Documentation; provided, however, that in the case of legal fees and expenses, your reimbursement obligations hereunder shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Lead Arranger and its affiliates and, if reasonably necessary, a single local counsel for the Lead Arranger and its affiliates in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Commitment Parties that are similarly situated.
8.    Confidentiality.
(a)    This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have agreed to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions or are otherwise bound by confidentiality obligations by virtue of employment conditions or standards of professional conduct, (ii) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), or (iii) of this Commitment Letter and the Fee Letter (but, in the case of the Fee Letter, only if redacted in a manner reasonably satisfactory to the Commitment Parties) on a confidential basis to the board of directors, officers and advisors of the Sellers in connection with the Acquisition; provided that you may disclose, after your acceptance of the Commitment Documents, (A) this Commitment Letter but not any Fee Letter (other than the existence thereof and the aggregate amount of fees paid or payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (or, from and after the time of any such disclosure pursuant to this clause (A), the existence of the Commitment Letter and the Commitments in issuing any press release), and (B) the Term Sheet to any ratings agency in connection with the Transactions. Notwithstanding anything to the contrary contained herein, the Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Term Facility (including your name and company logo) in connection with obtaining CUSIP numbers and, subject to your prior written approval, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject in each case to the confidentiality obligations set forth herein; provided, however, that subsequent to the Closing Date and the public announcement thereof by you, your approval shall not be required for “tombstones” or other similar pitch references to the Term Facility in pitch materials prepared by any of the Commitment Parties. Prior to the Closing Date, the Lead Arranger shall have the right to review (which right shall not unreasonably delay) any public press release, public announcement or other public disclosure made by you or your representatives relating to the Term Facility which expressly references or identifies the names of the Commitment Parties and any titles given to such Commitment Parties in connection therewith, before any such announcement or filing is made; provided, it being understood such right to review shall not apply to any disclosure made pursuant to and in accordance with clause (ii) of the first sentence of this paragraph or clause (A) of the proviso to the first sentence of this paragraph (other than the parenthetical set forth in such clause (A)).
(b)    The Commitment Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies you and any additional parties to the Financing Documentation, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of us and the Lenders.
(c)    The Commitment Parties and their respective affiliates shall not disclose to any person, and shall treat confidentially, all Informational Materials that have been made available to them by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf); provided, however, nothing herein shall prevent any Commitment Party from disclosing any such Informational Materials (i) to any Lenders or participants or prospective Lenders or participants; (provided that the disclosure of any such Informational Materials to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgement and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party which shall in any event be consistent customary market standards for dissemination of such type of information); (ii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, such Commitment Party shall, to the extent permitted by law, inform you promptly in advance thereof); (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly, notify you, in advance, to the extent practicably and lawfully permitted to do so); (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party on a need to know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; (v) to any of its respective affiliates solely in connection with the Transactions so long as such affiliates are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; (vi) to the extent any such Informational Materials becomes publicly available other than as a result of disclosure by such Commitment Party or a potential or prospective Lender in a manner not permitted by this paragraph or (y) becomes available to the Commitment Parties on a nonconfidential basis from a source other than your or any of your affiliates Commitment Letter; or (vii)  for purposes of establishing a “due diligence” defense. The provisions of this paragraph with respect to the Commitment Parties shall automatically terminate on the earlier of (i) two years following the date of this Commitment Letter and (ii) the Closing Date.
9.    Other Services.
(a)    Nothing contained herein shall limit or preclude the Commitment Parties or any of their respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, any Seller or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.
(b)    You acknowledge that the Commitment Parties and their affiliates (the terms “Commitment Parties” as used in this section being understood to include such respective affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, any Seller or any of your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other entities or persons. In particular, you acknowledge that the Commitment Parties may be arranging or providing (or contemplating arranging or providing) a committed form of acquisition financing to other potential purchasers of the Acquired Assets and that, in such capacity, the Commitment Parties may acquire information about the Sellers or Acquired Assets, the sale thereof, and such other potential purchasers and their respective strategies and bids, but the Commitment Parties have no obligation to disclose to you the substance of such information or the fact that the Commitment Parties are in possession thereof.
(c)    In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Term Facility and any related arranging or other services contemplated in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equityholders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you, the Seller or your or their respective affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

10.    Acceptance/Expiration of Commitments.
(a)    This Commitment Letter and the Commitments and agreement of the Lead Lenders and the undertakings of the Commitment Parties set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time, Standard or Daylight, as applicable) on April 2, 2019 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Lead Arranger by such time to the attention of Amit V. Khimji, Managing Director, Wells Fargo Securities – Real Estate Syndicated Finance, 550 S. Tryon Street, Charlotte, North Carolina 28202 (facsimile: (704) 383-6228; electronic mail: amit.khimji@wellsfargo.com).
(b)    In the event this Commitment Letter is accepted by you as provided above, the Commitments and agreement of the Lead Lenders and the undertakings of the Commitment Parties set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (without the use of the Term Facility), (ii) the date on which the Financing Documentation has been executed and delivered by each of the parties thereto and all conditions precedent to the effectiveness thereof have been satisfied, (iii) the termination or expiration of the Acquisition Agreement in accordance with its terms, and (iv) 5:00 p.m. (Eastern Time) on May 31, 2019, if the Closing Date shall not have occurred by such time.
11.    Survival. The sections of this Commitment Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitments and agreements of the Lead Lenders or the undertakings of the Commitment Parties set forth herein (regardless of whether definitive Financing Documentation is executed and delivered). You may terminate the Lead Lenders’ Commitments hereunder at any time subject to the provisions of the preceding sentence; provided that, if you terminate less than all of the Lead Lenders’ Commitments, any such partial termination shall be applied to reduce the Commitments of the Lead Lenders on a pro rata basis.
12.    Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; provided, however, that (a) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy of any Specified Acquisition Agreement Representation there has been a failure of a condition precedent to your (or your affiliates’) obligation to consummate the Acquisition or such failure gives you the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement and (b) the determination of whether the Virginia Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws and judicial decisions of the Commonwealth of Virginia. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, New York, New York and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.
13.    Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof including that certain Engagement Letter dated as of March 20, 2019 by and among you, Wells Fargo Bank and Wells Fargo Securities except as provided in Section 10 thereof. However, the terms and conditions of the agreements and undertakings of the Commitment Parties hereunder are not limited to those set forth herein or in the Term Sheet. Those matters that are not covered or made clear herein, in the Term Sheet or the Fee Letter are subject to mutual agreement of the parties. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of the parties hereto or thereto, as applicable, that specifically provides such with reference to this Commitment Letter or the Fee Letter, as applicable.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Fee Letter by no later than the Acceptance Deadline.
Sincerely,
WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Scott S. Solis
Name: Scott S. Solis
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Amit Khimji
Name: Amit Khimji
Title: Managing Director

[Signatures continued on following pages]

Washington Real Estate Investment Trust Commitment Letter

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Katie Chowdhry
Name: Katie Chowdhry

Title: Senior Vice President

[Signatures continued on following pages]

Washington Real Estate Investment Trust Commitment Letter

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Timothy J. Tillman
Name: Timothy J. Tillman
Title: Senior Vice President

[Signatures continued on following pages]

Washington Real Estate Investment Trust Commitment Letter

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Sarah Smith
Name: Sarah Smith
Title: VP

[Signatures continued on following pages]

Washington Real Estate Investment Trust Commitment Letter

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Yakovia Jackson
Name: Yakovia Jackson
Title: Vice President

Washington Real Estate Investment Trust Commitment Letter

Agreed to and accepted as of the date first
above written:
WASHINGTON REAL ESTATE INVESTMENT TRUST

By: /s/ Stephen E. Riffee
Name: Stephen E. Riffee
Title: EVP and CFO

Washington Real Estate Investment Trust Commitment Letter

Summary of Terms and Conditions    Annex A

Washington Real Estate Investment Trust

$450 Million Senior Unsecured Term Loan Facility

Capitalized terms used but not defined herein shall have the meanings set forth in the Amended and Restated Credit Agreement dated as of March 29, 2018 (as amended to date, the “Existing Credit Agreement”) among the Borrower, each of the financial institutions party thereto as “Lenders” and the Administrative Agent or in the Commitment Letter to which this Annex A is attached, as applicable.

April, 2019

BORROWER:
Washington Real Estate Investment Trust (the “Borrower”). Provisions allowing conversion of the Borrower as an “UPREIT” shall be substantially similar to those contained in the Existing Credit Agreement.

GUARANTORS:
The obligations of the Borrower under the Term Facility will be unconditionally guaranteed, on a joint and several basis, by each Subsidiary of the Borrower that is (or is required to be) a guarantor under the Existing Credit Agreement (each a “Guarantor”; and its guarantee is referred to herein as a “Guarantee”). The Borrower and the Guarantors are herein referred to collectively as the “Loan Parties” and each a “Loan Party.”

RECOURSE:	The Term Facility will be full recourse to the Borrower and, if applicable, the Guarantors.

LEAD ARRANGER AND
BOOKRUNNER:    Wells Fargo Securities, LLC (“WFS”).

ADMINISTRATIVE

AGENT:	Wells Fargo Bank, National Association (“Wells Fargo” and in its capacity as administrative agent, the “Administrative Agent”).

LENDERS:	The Lead Lenders and such other Lenders as may become a party to the Term Facility.

TERM FACILITY:
A 6-month senior unsecured term loan facility (the “Term Facility”) consisting of term loans (the “Term Loans”) in an aggregate principal amount of up to $450,000,000 (the “Initial Term Loans”). The Initial Term Loans will be fully funded on the Closing Date.

Subject to terms and conditions substantially similar to those contained in the Existing Credit Agreement, the amount of the Term Facility may be increased by an additional amount not to exceed $250,000,000 upon Borrower’s request (in up to 3 separate increments) (the “Accordion”). The

$450 Million Senior Unsecured Credit Facilities

increased commitment may be provided by existing or new lenders but no Lender will be required to assume any increase. In the case of any use of the Accordion, the proceeds of which are used solely to finance a substantially concurrent acquisition that is not conditioned upon obtaining of financing (each a “Limited Condition Acquisition”) and the related transaction costs and expenses associated with such Limited Condition Acquisition, the Financing Documentation (as defined below) shall provide that the conditions to the consummation of such Limited Condition Acquisition shall, if agreed to by the Administrative Agent and the applicable lenders providing the applicable commitments under the Accordion, be subject to customary “certain funds” limitations (the “Limited Conditionality Provision”).

PURPOSE:
The proceeds of the Initial Term Loans will be used to (a) finance, in part, the consideration for the Acquisitions (which will be comprised of the acquisition of the Virginia Properties (as defined in the Acquisition Agreement) on the Closing Date (the “Virginia Acquisition”) and, subsequently, the acquisition of the Maryland Properties (as defined in the Acquisition Agreement) (the “Maryland Acquisition”)) (b) repay certain outstanding loans under the Existing Credit Agreement (for the avoidance of doubt, without a reduction in the commitments thereunder) and (c) pay fees, commissions and expenses in connection with the Transactions. The proceeds of the Term Loans (other than the Initial Term Loans) may be used to finance acquisitions permitted under the Financing Documentation (as defined below) and other general corporate purposes of the Borrower and its Subsidiaries.

DOCUMENTATION

PRINCIPLES:
The definitive documentation for the Term Facility will include, among other items, a credit agreement, guarantees (if applicable) and other customary documents for transactions of this type (collectively, the “Financing Documentation”), all on terms substantially the same as the Existing Credit Agreement with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter, this Summary of Terms and Conditions and the Fee Letter, (b) to reflect the operational or administrative requirements of the Administrative Agent and (c) to accommodate the structure of the Acquisition. The provisions of this paragraph are referred to as the “Documentation Principles.”

INITIAL TERM:	The Term Loans will mature on the date (the “Maturity Date”) that is 6-months after the Closing Date (or, if such day is not a business day, the next preceding business day).
AMORTIZATION AND

MATURITY:	Interest only until maturity.

MANDATORY
PREPAYMENTS AND
COMMITMENT

$450 Million Senior Unsecured Credit Facilities

REDUCTIONS:	None.

VOLUNTARY
PREPAYMENTS AND
COMMITMENT

REDUCTIONS:
The Borrower may prepay the Term Facility at any time in whole or in part without premium or penalty, upon written notice, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. The commitments under the Term Facility may be reduced permanently or terminated by the Borrower at any time without penalty.

EXTENSION

OPTION:
The Borrower shall have one option to extend the Maturity Date for an additional 6-month period provided that (A) at least 15 days but not more than 90 days prior to the initial Maturity Date, the Borrower provides written notice to the Administrative Agent of its intent to extend the initial Maturity Date, (B) immediately prior to such extension and immediately after giving effect thereto (i) no Default or Event of Default shall exist, (ii) all representations and warranties shall be true and correct in all material respects (or in all respects in the case of a representation or warranty subject to a materiality qualifier) at the time of such extension except to the extent that any such representation or warranty relates to a specific earlier date in which case such representation or warranty shall have been true on and as of such earlier date and (C) the Extension Fee is paid on or prior to the initial Maturity Date.

EXTENSION FEE:	0.10% of the aggregate principal amount of the Term Facility.

INTEREST RATES AND

CERTAIN FEES:	Interest rates, facility fees and certain other fees in connection with the Facilities will be as specified on Exhibit A attached hereto.

YIELD MAINTENANCE,

BREAKAGE COSTS, ETC.:	Substantially similar to the Existing Credit Agreement subject to the Documentation Principles

FINANCIAL

COVENANTS:	Substantially similar to those contained in the Existing Credit Agreement subject to the Documentation Principles.

UNENCUMBERED POOL

REQUIREMENTS:	Substantially similar to those contained in the Existing Credit Agreement subject to the Documentation Principles.

OTHER COVENANTS:	Substantially similar to those contained in the Existing Credit Agreement subject to the Documentation Principles.

$450 Million Senior Unsecured Credit Facilities

REPORTING

REQUIREMENTS:	Substantially similar to those contained in the Existing Credit Agreement subject to the Documentation Principles

INDEMNIFICATION:	Substantially similar to that contained in the Existing Credit Agreement subject to the Documentation Principles.

CONDITIONS
PRECEDENT TO INITIAL

LOANS:	Conditions to funding the initial Term Loans under the Term Facility shall be subject solely to the conditions precedent set forth in the Commitment Annex (Annex B to the Commitment Letter).

CONDITIONS
PRECEDENT TO EACH
OTHER ADVANCE

UNDER TERM FACILITY:
Each subsequent extension of credit under the Term Facility will be subject to satisfaction of the following conditions precedent (subject to the Limited Conditionality Provision): (a) continued accuracy of all representations and warranties of the Borrower and its Subsidiaries in all material respects (or in all respects in the case of a representation or warranty subject to a materiality qualifier), except to the extent that any such representation or warranty relates to a specific earlier date, in which case such representation or warranty shall have been true on and as of such earlier date, (b) no Default or Event of Default and (c) delivery of customary request for extension of credit.

REPRESENTATIONS	Substantially similar to those contained in the Existing Credit Agreement subject to the Documentation Principles.

EVENTS OF

DEFAULT:	Substantially similar to those contained in the Existing Credit Agreement subject to the Documentation Principles.

DEFAULTING

LENDERS	Substantially similar to that contained in the Existing Credit Agreement subject to the Documentation Principles.

ASSIGNMENTS/

PARTICIPATIONS:	Substantially similar to the Existing Credit Agreement subject to the Documentation Principles.

WAIVERS AND

AMENDMENTS:	Substantially similar to those provisions contained in the Existing Credit Agreement subject to the Documentation Principles.

EXPENSES:	Substantially similar to that contained in the Existing Credit Agreement subject to the Documentation Principles.

$450 Million Senior Unsecured Credit Facilities

GOVERNING

LAW:	The Facility documentation shall be governed by the laws of the State of New York.

$450 Million Senior Unsecured Credit Facilities

EXHIBIT A

INTEREST RATES
AND CERTAIN FEES

Interest Options:
At the Borrower’s option, loans will bear interest at either (a) the Base Rate plus the Applicable Margin for Base Rate Loans (as described below) for the applicable Facility or (b) LIBOR for an Interest Period of one, three or six months (or 7 days if available to all Lenders of the Class of applicable LIBOR Loans) plus the Applicable Margin for LIBOR Loans under the applicable Facility.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1.0%. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).
“LIBOR” means, subject to implementation of a Replacement Rate in accordance with Section 4.2.(b), with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). If, for any reason, the rate referred to in the preceding clause (i) is not so published, then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate of reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective. Notwithstanding the foregoing, (x) in no event shall LIBOR (including, without limitation, any Replacement Rate

$450 Million Senior Unsecured Credit Facilities

with respect thereto) be less than zero (except in the case of LIBOR Loans in the Class of Term Loans incurred pursuant to Section 2.9. that the Borrower has identified in accordance with the terms of this Agreement pursuant to a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as applicable, as being subject to a Specified Derivatives Contract (or any replacement or renewal thereof) that has been entered into to hedge against fluctuations in interest rates in respect of such Term Loans), and (y) unless otherwise specified in any amendment to this Agreement entered into accordance with Section 4.2.(b), in the event that a Replacement Rate with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Replacement Rate.

Default Interest:
While an Event of Default resulting from nonpayment or bankruptcy exists, or, upon the vote of the Requisite Lenders in the case of any other Event of Default, the Borrower shall pay interest on all outstanding obligations at a rate per annum equal to the Post-Default Rate.

Payment of Interest:
All accrued interest on advances shall be payable monthly in arrears on the first day of each month and on any date on which the principal balance of an advance is due and payable in full, except that interest on LIBOR Loans shall be payable at the end of the Interest Period applicable thereto (but in any event not less frequently than every three months). Interest payable at the default rate shall be payable on demand.

Applicable Margin

and Facility Fee:	With respect to the Term Facility, the Applicable Margin shall be determined based on the Borrower’s Credit Ratings pursuant to the following grid:

Level	Borrower’s Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin for Term Loans that are LIBOR Loans	Applicable Margin for Term Loans that are Base Rate Loans
1	A+/A1 (or equivalent) or higher	0.750%	0.000%
2	A/A2 (or equivalent)	0.800%	0.000%
3	A-/A3	0.850%	0.000%
4	BBB+/Baa1 (or equivalent)	0.900%	0.000%
5	BBB/Baa2 (or equivalent)	1.000%	0.000%
6	BBB-/Baa3 (or equivalent)	1.250%	0.250%
7	BB+/Ba1 (or equivalent) or lower or unrated	1.650%	0.650%

During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the Level corresponding to the higher of such two Credit Ratings. During any period that the Borrower has received more than two Credit Ratings and

$450 Million Senior Unsecured Credit Facilities

such Credit Ratings are not equivalent, the Applicable Margin shall equal the average of the Applicable Margins as determined in accordance with the two highest of such Credit Ratings. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that the Borrower has (a) not received a Credit Rating from any Rating Agency or (b) received a Credit Rating from only one Rating Agency that is neither S&P or Moody’s, then the Applicable Margin shall be determined based on Level 7. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following written notice from Borrower to Administrative Agent of such change.

Calculations:
Accrued interest and fees shall be computed on the basis of a year of 360 days and the actual number of days elapsed, except that interest on Base Rate loans shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.

$450 Million Senior Unsecured Credit Facilities

ANNEX B
$450 MILLION SENIOR UNSECURED TERM LOAN FACILITY
CONDITIONS ANNEX
Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached.
The making of the Initial Term Loans on the Closing Date will be subject to the satisfaction of the following conditions precedent:

1.Subject to the Limited Conditionality Provision (as defined below) and the Documentation Principles, the negotiation, execution and delivery of Financing Documentation which shall be consistent, in each case, with the Commitment Documents.

2.The Administrative Agent shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent), which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders, evidence of authorization, organizational documents, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Loan Party) and an officer’s certificate.

3.The Virginia Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated in accordance with the terms of the Acquisition Agreement and the Acquisition Agreement shall not have been amended or modified, and neither any condition nor Seller’s compliance with the terms of the Acquisition Agreement shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Lead Arranger without the Lead Arranger’s prior written consent; provided that increases or decreases in purchase price relating to the Acquisition which increase or decrease does not exceed 10% of the initial purchase price shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger and shall not require the consent of the Lead Arranger; provided further that any decrease in the purchase price relating to the Acquisition shall be applied on a dollar-for-dollar basis to reduce the Initial Term Loans hereunder on a pro rata basis in accordance with the Commitments of the Lead Lenders; provided, further, that any extension of the termination or outside closing date under the Acquisition Agreement shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger and shall not require the consent of the Lead Arranger unless such date is extended beyond the date specified in Section 10(b)(iv) of the Commitment Letter.

4.The Lead Arranger shall have received for the Borrower (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date, provided that the Borrower’s public filing of any required financial statements with the SEC shall constitute delivery of such financial statements to the Lead Arranger. The Lead Arranger acknowledges receipt of the annual audited financial statements of the Borrower for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018.

5.The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex C to the Commitment Letter.

Washington Real Estate Investment Trust Commitment Letter

6.All fees and expenses due to the Lead Arranger, the Administrative Agent and the Lenders required to be paid on the Closing Date (including the fees and expenses of counsel for the Lead Arranger and the Administrative Agent) will have been paid; provided, in the case of expenses, such expenses shall only be required to be paid on the Closing Date to the extent invoiced to the Borrower 1 business day prior to the Closing Date.

7.The Lead Arranger shall have received, at least 5 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested at least 10 business days prior to the Closing Date.

8.The Specified Representations and the Specified Acquisition Agreement Representations (each as defined below) shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

9.There shall exist no payment or bankruptcy default under the Existing Credit Agreement immediately prior to and after giving pro forma effect to the Virginia Acquisition, the Initial Term Loans to be made on the Closing Date and the other Transactions to occur on the Closing Date.

The Commitments and the undertakings of the each Commitment Party under the Commitment Letter, will be subject solely to the satisfaction of the conditions precedent set forth in this Conditions Annex. Notwithstanding anything in the Commitment Letter, Fee Letter or the Financing Documentation, or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary:

(a)    the only representations and warranties the accuracy of which shall be a condition to the availability of the Term Facility on the Closing Date shall be (i) such of the representations and warranties made by or with respect to the Acquisition or the Acquired Assets as are material to the interests of the Lenders (the “Specified Acquisition Agreement Representations”), but only to the extent that (x) you or your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or you or your affiliates otherwise have the right to decline to close the Acquisition, or any applicable portion thereof, as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate (in each case, determined without regard to any notice requirement) or (y) the accuracy of such representations in the Acquisition Agreement is a condition to your or your affiliates’ obligations to consummate the Acquisition pursuant to the Acquisition Agreement; and (ii) the Specified Representations (as defined below); and

(b)    the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Term Facility on the Closing Date if the conditions set forth in or referred to in this Conditions Annex are satisfied.

For purposes hereof, “Specified Representations” means the representations and warranties to be set forth in the Financing Documentation relating to corporate existence of the Loan Parties and good standing of the Loan Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, as they relate to the Loan Parties entering into and performance of the Financing Documentation; no conflicts with or consents under the Loan Parties’ organizational documents or applicable law; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds not violating OFAC, FCPA

Washington Real Estate Investment Trust Commitment Letter

and other anti-terrorism, anti-bribery and anti-money laundering laws. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

Washington Real Estate Investment Trust Commitment Letter

ANNEX C
FORM OF
SOLVENCY CERTIFICATE
[           ], 2019
This Solvency Certificate is delivered pursuant to Section [ ] of the Credit Agreement dated as of [            ], 2019, among [            ] (the “Credit Agreement’).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:
1.         I am the Chief Financial Officer of the Borrower.  I am familiar with the Transactions and the business and assets of the Borrower and its subsidiaries and have reviewed the Credit Agreement, financial statements referred to in Section [__] of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.
2.         As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the Borrower and its subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts or liabilities (including current obligations) beyond their ability to pay such liabilities, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iv) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (v) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. For purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower.

Washington Real Estate Investment Trust Commitment Letter